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                     July 12, 2022

       Sanjay Mehta
       Chief Financial Officer
       TERADYNE, INC
       600 Riverpark Drive
       North Reading, MA 01864

                                                        Re: TERADYNE, INC
                                                            Form 10-K for the
Fiscal Year Ended December 31, 2021
                                                            Filed February 23,
2022
                                                            File No. 001-06462

       Dear Mr. Mehta:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences